Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333- 200862 (the “Registration Statement”) on Form N-14 of our report dated September 24, 2014, relating to the financial statements and financial highlights of BlackRock MuniYield Pennsylvania Quality Fund, appearing in the fund’s Annual Report on Form N-CSR for the year ended July 31, 2014. We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 25, 2014, relating to the financial statements and financial highlights of BlackRock Pennsylvania Strategic Municipal Trust, appearing in the fund’s Annual Report on Form N-CSR for the year ended April 30, 2014.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm,” in the Combined Proxy Statement/Prospectus and “Board Leadership Structure and Oversight” and “Form of Agreement and Plan of Reorganization” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 21, 2015